EXHIBIT 99.3

CAMBER ENERGY, INC.

SECOND AMENDED & RESTATED

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(Adopted as of September 19, 2024)

1. Purpose

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Camber Energy, Inc. (the “Company”): (a) will identify and recommend qualified candidates to the Board for nomination as members of the Board and its committees, (b) if a vacancy on the Board and/or any Board Committee occurs, will identify and recommend qualified candidates to the Board to fill such vacancy either by election by stockholders or appointment by the Board, (c) will develop and recommend to the Board corporate governance principles applicable to the Company and (d) will conduct an annual evaluation in such manner as the Committee deems appropriate of the performance of the Committee’s duties under this charter and shall present the results of such evaluation to the Board.

2. Composition

The Committee will be composed entirely of directors who satisfy the definition of “independent” under the listing standards of the NYSE American. The Committee shall be comprised of three directors (unless fewer than three directors are “independent”, in which case the Committee shall be comprised of all directors that are “independent”). The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The independent directors of the Board will annually appoint one member of the Committee as chairperson to serve a one-year term at the first meeting of the Board following the annual stockholder meeting. The chairperson shall be responsible for leadership of the Committee, including overseeing the agenda, presiding over the meetings and reporting to the Board. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

3. Meetings

The Committee will meet from time to time as necessary to carry out its responsibilities, which the Board believes will generally be at least twice per year. The Committee will meet regularly for executive sessions without management to discuss any matters that the Committee believes should be discussed privately. A majority of the members of the Committee shall constitute a quorum of the Committee. A majority of the members in attendance shall constitute the voting requirement to decide any question brought before any meeting of the Committee. The Committee shall maintain and preserve minutes for each meeting of the Committee.

4. Committee Resources

The Committee shall have the authority, to the extent it deems necessary or appropriate, to obtain advice and seek assistance from internal and external legal, accounting, director search and other advisors. The Committee shall have the sole authority to retain and terminate any such advisors, including sole authority to approve such advisor’s fees and other retention terms. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to such advisors.

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5. Responsibilities

The Committee will have the following responsibilities:

•	Develop and recommend to the Board criteria for Board membership and selection of new directors, including independence standards and the necessary portfolio of skills, experience, perspective and background required for the effective functioning of the Board;

•	Search for, recruit, screen, interview and select qualified director candidates to fill vacancies or the additional needs of the Board, including the consideration of candidates recommended to and deemed appropriate by the Committee;

•	Consider any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s certificate of incorporation and bylaws;

•	Evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the Board;

•	Recommend to the Board nominees to fill vacancies on the Board as they occur;

•	Recommend to the Board, annually in advance of the annual meeting of stockholders, a slate of nominees to be submitted to the stockholders for election or reelection as directors at the annual meeting;

•	Recommend to the Board the removal of a director where appropriate;

•	Review, evaluate and periodically make recommendations to the Board with respect to the size of the Board;

•	Recommend to the Board the directors to be appointed to the committees of the Board;

•	Monitor and evaluate the orientation and training needs of directors and make recommendations to the Board where appropriate and ensure that all new members of the Board shall receive training as may be determined in consultation with the Company’s external counsel (“Disclosure Counsel”);

•	Develop, periodically review and recommend to the Board a set of corporate governance principles applicable to the Company and make recommendations to the Board regarding corporate governance matters and practices;

•	Review and approve, prior to acceptance, the CEO’s service on any other public company board of directors;

•	Develop a process for an annual evaluation of the performance and effectiveness of the Board and its committees and oversee the conduct of such annual evaluation;

•	Oversee and evaluate compliance by the Board and management with the Company’s corporate governance principles;

•	Review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K), any insider or affiliated party transaction or course of dealing, and any other potential conflict of interest situation on an ongoing basis, as may be recommended by Disclosure Counsel and in accordance with Company policies and procedures. Review and approve related disclosures in the Company’s annual proxy statement (excluding transactions pursuant to plans approved by the Board). Develop policies and procedures for the Committee’s approval of related party transactions.

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•	Keep the Audit Committee of the Board and Disclosure Counsel informed of the Committee’s understanding of the Company’s relationships and transactions with related parties that are significant to the Company so that the Audit Committee may review and discuss with the Company’s independent auditor the auditor’s evaluation of the Company’s identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company’s relationships and transactions with related parties.

•	Obtain reports from management, internal auditing personnel and the Company’s general counsel regarding compliance with the Company’s Code of Business Conduct and Ethics (the “Code”) to the extent tasked under the Code to be within the responsibilities of the Committee or its chairman. Discuss with the Company’s general counsel and outside legal counsel as needed any legal, compliance or regulatory issues that could have a material effect on the compliance policies, including the Code, to the extent applicable.

•	Monitor compliance with the Code, investigate any alleged breach or violation of the Code and enforce the provisions of the Code, in each case to the extent tasked under the Code to be within the responsibilities of the Committee or its chairman.

•	Oversee the efforts of the Company to comply with current environmental, social and corporate governance standards.

•	Perform any other activities consistent with this charter, the Company’s bylaws and governing law as the Committee or the Board deem appropriate.

6. Performance Evaluation

The Committee will conduct an evaluation of the Committee’s performance and charter at least annually and will report to the Board the results of such evaluation and any recommended changes to this charter.

7. Disclosure of Charter

This charter will be made available on the Company’s website.

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